Exhibit 10.4

Amendment to Retention Agreement

THIS AGREEMENT (this “Agreement”) is made as of the 19th day of August, 2005 (the “Effective Date”) by and between MAXIM PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and LARRY G. STAMBAUGH, an individual (“Stambaugh”).

Background

A.                                   Stambaugh is currently the Chairman, President and Chief Executive Officer of the Company, and has served in these capacities since 1993.

B.                                     On or about March 11, 2005, the Company and Stambaugh entered into a letter agreement (the “Retention Agreement”) providing for the potential payment of three separate bonus installments of $225,000 each — the “Retention Bonus,” the “Transition Bonus” and the “Success Bonus.”

C.                                     The parties to this agreement have determined that it is in the best interests of the Company and to its shareholders to modify the Retention Agreement as follows:

Agreement

1.                                       The Company and Stambaugh hereby acknowledge and agree that, effective on and after the Effective Date, (i) Stambaugh shall have no entitlement to receive, or to be considered for, all or any portion of the “Success Bonus” as provided in the Retention Agreement, and (ii) the terms of the Retention Agreement are hereby amended such that the potential $225,000 bonus attributable to the “Transition Bonus” shall be deemed earned, due and payable upon the earlier of (y) March 31, 2006 if (but only if) Stambaugh has continuously been employed as a full-time employee of the Company from the Effective Date through March 31, 2006, or (z) the date, if ever, on which the Company terminates Stambaugh’s employment other than for cause pursuant to Section 6.2 of the Employment Agreement prior to March 31, 2006.  In the event that Stambaugh has not been continuously employed by the Company from the Effective Date through March 31, 2006 or has been terminated by the Company with cause prior to March 31, 2006, Stambaugh shall have no entitlement to, and the Company shall not be obligated to pay, the $225,000 Transition Bonus (as amended pursuant to this Agreement). The Retention Bonus remains unaffected by this Agreement.

2.                                       Stambaugh hereby agrees that he shall make himself available at all times between the Effective Date hereof and March 31, 2006 to serve on a full-time basis, and to use his best efforts in serving, as the Company’s President and Chief Executive Officer at his current annualized salary of $405,000 through September 30, 2005 and $450,000 thereafter and with his current bonus program opportunities.  Stambaugh’s foregoing agreement and commitment shall automatically terminate in the event that the Company terminates Stambaugh’s employment with the Company other than for cause pursuant to Section 6.2 of that certain Employment Agreement between Stambaugh and the Company dated as of December 3, 2004, as amended by an Amendment to Employment Agreement dated as of August 19, 2005, prior to March 31, 2006.

3.                                       Miscellaneous Provisions.

(a)                                  Construction.  The language of this Agreement has been negotiated between the parties and shall be construed simply, according to its plain meaning, and not strictly for or against either party regardless of the source of draftsmanship.

(b)                                 Counterparts.  This Agreement may be executed in counterparts, and each counterpart, once executed, shall have the efficacy of a signed original.  True and correct copies of signed counterparts may be used in place of originals for any purpose.  Signatures transmitted electronically or via facsimile shall be deemed to be original signatures.

(c)                                  Attorneys’ Fees And Costs.  In the event of future litigation in connection with or concerning the subject matter of this Agreement or any breach of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred by that party, including actual attorneys fees, expert and consultant fees, and costs in addition to any other relief to which it may be entitled.  The parties further agree that the prevailing party shall be entitled to recover all costs, including actual attorney’s fees and costs, of collecting any costs and expenses awarded pursuant to the prior provision.

(d)                                 Independent Legal Advice.  The parties acknowledge that they have been advised by their own independently selected counsel and other advisors in connection with this Agreement and enter into this Agreement solely on the basis of that advice and on the basis of their own independent investigation of all of the facts, laws, and circumstances material to this Agreement or any provision hereof and not in any manner or to any degree based upon any statement or omission by any other party and/or their counsel.

(e)                                  Authority To Execute Agreement.  Each person whose signature appears hereon represents, warrants and guarantees that he has been duly authorized and has full authority to execute this Agreement on behalf of the party on whose behalf this Agreement is executed.

(f)                                    Binding Agreement.  This Agreement shall be binding upon the parties and their successors in interest and assigns.

(g)                                 No Modification.  No term of this Agreement shall be modified, waived, or changed except by an instrument in writing signed by both parties.

(h)                                 Severability.  If for any reason any clause or provision of this Agreement should be held unenforceable, invalid or in violation of law by any court or other tribunal, then the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

BY EXECUTING THIS AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES THAT IT OR HE HAS READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ITS TERMS AND PROVISIONS.

IN WITNESS WHEREOF, the parties have entered into and delivered this Agreement as of the Effective Date.

MAXIM PHARMACEUTICALS, INC.		LARRY G. STAMBAUGH

By:	./s/ F. Duwaine Townsen	By:	/s/ Larry G. Stambaugh
	F. Duwaine Townsen Lead Independent Director of the Board of Directors		Larry G. Stambaugh